Exhibit 99.1

Newmont Announces Solid Second Quarter 2020 Results

Company's second quarter results highlight resilient operating model and significant leverage to rising gold prices from diversified portfolio of world-class assets

DENVER--(BUSINESS WIRE)--July 30, 2020--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced second quarter 2020 results.

SECOND QUARTER 2020 HIGHLIGHTS

  Produced 1.3 million attributable ounces of gold* and reported CAS* of $748 per ounce and AISC* of $1,097 per ounce and produced 138 thousand attributable gold equivalent ounces from co-products
  Generated $668 million of cash from continuing operations and $388 million of Free Cash Flow* while safely managing the ramp up of operations in care and maintenance
  Reported $3.8 billion of consolidated cash with $6.7 billion of liquidity and a net debt to adjusted EBITDA* ratio of 0.6x
  Declared second quarter dividend of $0.25 per share
  Returned >$2.0 billion to shareholders through dividends and share buybacks since January 2019

“In the second quarter we delivered solid financial performance with $984 million in adjusted EBITDA and $388 million in free cash flow, both substantial increases over the prior year quarter. Our focus remains on ensuring the health, safety and wellbeing of our workforce and neighboring communities as we manage through the Covid pandemic. I am very proud of our workforce for the agility and resolve that they have demonstrated during these challenging times," said Tom Palmer, President and Chief Executive Officer. "We safely and efficiently executed restart plans at our mines previously in care and maintenance and Newmont’s world-class portfolio is well positioned to deliver an even stronger second half of 2020. The ongoing favorable gold price environment amplifies our free cash flow generation yet our discipline around capital allocation will not change as we continue to invest in profitable projects and provide shareholders industry-leading returns while maintaining a strong balance sheet.”

- Tom Palmer, President and Chief Executive Officer

COVID-19 UPDATE

  Continued our wide-ranging controls at the Company's operations and offices to put the health, safety, and overall wellbeing of Newmont's people and communities above all else
  Implemented effective quarantine and contact tracing procedures for positive cases
  Executed safe and efficient restart plans at all five sites previously in care and maintenance, including Cerro Negro, Yanacocha, Éléonore and Peñasquito and Musselwhite
  Delivered strong second quarter production despite a reduction of ~300Kozs gold and ~100Koz of co-product GEOs from operational downtime at sites in care and maintenance
  Incurred $195 million of care and maintenance costs during the second quarter, which included wages, direct operating costs for critical activities and non-cash depreciation
  Incurred $33 million of incremental Covid specific costs for activities such as additional health and safety procedures, increased transportation and community fund contributions
  Distributed $5.7 million to date from Newmont's $20 million Global Community Support Fund focused on employee and community health, food security and local economic resilience through partnerships with local governments, medical institutions, charities and non-governmental organizations

*See footnotes provided below, as well as the cautionary statement at end of release regarding forward-looking statements, including with respect to financial and operating outlook and expected returns to shareholders.

SECOND QUARTER 2020 FINANCIAL AND PRODUCTION SUMMARY

	Q2'20	Q1'20	Q2'19
Attributable gold production (million ounces)	1.26	1.48	1.59
Gold costs applicable to sales (CAS) ($ per ounce)	$748	$781	$759
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,097	$1,030	$1,016
GAAP Net income (US $ millions)	$412	$837	$1
Adjusted net income (US $ millions)	$261	$326	$92
Adjusted EBITDA (US $ millions)	$984	$1,118	$679
Cash flow from continuing operations (US $ millions)	$668	$939	$301
Capital Expenditures (US $ millions)	$280	$328	$380
Free cash flow (US $ millions)	$388	$611	$(79)

Attributable gold production1 decreased 21 percent to 1,255 thousand ounces from the prior year quarter primarily due to the sites in care and maintenance and the sale of Red Lake and Kalgoorlie, partially offset by higher grades at Porcupine and higher grades and increased throughput at Tanami.

Gold CAS2 decreased 24 percent to $940 million from the prior year quarter due to the sites in care and maintenance and Gold CAS per ounce improved one percent to $748 per ounce primarily due to lower stockpile and leach pad inventory adjustments, partially offset by lower ounces sold.

Gold AISC3 increased eight percent to $1,097 per ounce from the prior year quarter primarily due to care and maintenance costs, partially offset by lower sustaining capital spend.

Attributable gold equivalent ounce (GEO) production from other metals increased to 138 thousand ounces primarily due to the impact of the blockade at Peñasquito in North America last year, partially offset by the classification of copper as a by-product at Phoenix following the formation of Nevada Gold Mines, and lower grade and throughput at Boddington. CAS from other metals totaled $118 million for the quarter. CAS per GEO2 improved by 58 percent to $555 per ounce from the prior year quarter primarily due to higher sales at Peñasquito, partially offset by higher mill maintenance costs at Boddington and the classification of copper as a by-product at Phoenix. AISC per GEO3 improved 41 percent to $974 per ounce primarily due to lower CAS from other metals.

Net income (loss) from continuing operations attributable to Newmont stockholders for the quarter was $412 million or $0.51 per diluted share, an increase of $411 million from the prior year quarter primarily due to higher average realized gold prices, the increase in fair value of investments, lower operating costs and lower transaction and integration costs; partially offset by lower sales volumes from certain sites in care and maintenance and the sale of Kalgoorlie.

Adjusted net income4 was $261 million or $0.32 per diluted share, compared to $92 million or $0.12 per diluted share in the prior year quarter. The adjustments to net income of $0.19 primarily related to changes in the fair value of investments, COVID-19 specific costs, valuation allowance and other tax adjustments, and transaction and integration costs. Adjusted EBITDA5 improved 45 percent to $984 million for the quarter, compared to $679 million for the prior year quarter.

Revenue increased five percent from the prior year quarter to $2,365 million primarily due to higher average realized gold prices, partially offset by lower gold sales volumes.

Average realized price6 for gold was $1,724, an increase of $407 per ounce over the prior year quarter; average realized price for copper was $2.91, an increase of $0.43 per pound over the prior year quarter; average realized price for silver was $14.70 per ounce, an increase of $0.50 per ounce over the prior year quarter; average realized price for lead was $0.75 per pound, a decrease of $0.01 per pound; average realized price for zinc was $0.70 per pound, and there were no zinc sales in the prior year quarter.

Capital expenditures7 decreased by 26 percent from the prior year quarter to $280 million, primarily due to lower spend from five operations being placed into care and maintenance, lower sustaining capital spend from the sale of Red Lake and Kalgoorlie, and reduced spending from the completion of Borden Underground, Ahafo Mill Expansion, and other projects in 2019. Development capital expenditures in 2020 primarily include advancing Tanami Expansion 2, Yanacocha Sulfides, Ahafo North and Subika mining method change, Musselwhite Materials Handling and conveyor installation, Éléonore Lower Mine Material Handling System, Quecher Main, and projects associated with the Company’s ownership interest in Nevada Gold Mines.

Consolidated operating cash flow from continuing operations increased 122 percent from the prior year quarter to $668 million due to higher realized gold prices, partially offset by lower sales volumes. Free Cash Flow8 also increased to $388 million primarily due to higher operating cash flow and lower capital expenditures.

Balance sheet ended the quarter with $3.8 billion of consolidated cash and approximately $6.7 billion of liquidity; reported net debt to adjusted EBITDA of 0.6x9.

Nevada Gold Mines (NGM) attributable gold production was 326 thousand ounces with CAS of $797 per ounce and AISC of $979 per ounce for the second quarter 2020. EBITDA for NGM was $277 million.

PROJECTS UPDATE

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Funding for the current development capital projects Tanami Expansion 2 and Musselwhite Materials Handling has been approved and the projects are in execution. Additional projects not listed below represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low cost producer with potential to extend mine life to 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to achieve 3.5 million tonnes per year of production and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years beginning in 2023, and is expected to reduce operating costs by approximately 10 percent. Capital costs for the project are estimated to be between $700 million and $800 million.
  Musselwhite Materials Handling (North America) improves material movement from Musselwhite’s two main zones below Lake Opapimiskan. An underground shaft will hoist ore from the underground crushers, reducing haulage distances and ventilation costs. The project is 95 percent complete; however, full commissioning has been delayed amidst the Covid pandemic as Musselwhite operations were previously on care and maintenance. The Company expects to commission the project upon completion of the Musselwhite conveyor system by the end of 2020.

OUTLOOK

On May 19, Newmont provided revised 2020 outlook as the Company's mines that were previously in care and maintenance began ramping up. Today, the Company is reaffirming its latest 2020 production outlook and is providing additional details on its regional and site-level guidance.

Newmont's 2020 attributable gold production remains at approximately 6.0 million ounces and the Company expects to produce approximately 1.0 million gold equivalent ounces from co-products. Gold CAS has been lowered to $760 per ounce, while gold AISC is unchanged at $1,015 per ounce on increased sustaining capital spend.

Newmont continues to progress the majority of its development and sustaining capital projects, including Tanami Expansion 2, developing the sub-level shrinkage mining method at Subika Underground and advancing laybacks at Boddington and Ahafo. However, total 2020 capital expenditure is expected to be approximately $1.4 billion due to reductions in non-essential activities and changes to the development capital schedule for Tanami Expansion 2, which defers some expenditure to 2021.

For exploration and advanced projects, approximately 80 percent of the Company’s exploration budget is allocated to near-mine activities and the majority of those programs continued through the second quarter at sites that were operating. Newmont's 2020 exploration and advanced project spend has been lowered to approximately $350 million as all Greenfield programs were suspended and infill drilling programs were on hold at operations in care and maintenance. The Company is currently ramping up drilling programs and preparing to restart Greenfields activities as soon as local restrictions are lifted in areas of Africa, Australia and South America. Advanced project study work for Yanacocha Sulfides and Ahafo North continues remotely.

Newmont will continue to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning, and avoiding exposure for at-risk individuals. If at any point the Company determines that continuing operations poses an increased risk to our workforce or host communities, it will reduce operational activities up to and including care and maintenance and management of critical environmental systems. Newmont’s 2020 outlook assumes operations continue throughout the remainder of the year without major interruptions.

[1]	Attributable gold production for the second quarter 2020 includes 74 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%)
[2]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[3]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[4]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[5]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss).
[6]	Non-GAAP measure. See end of this release for reconciliation to Sales.
[7]	Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
[8]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[9]	Non-GAAP measure. See end of this release for reconciliation.
Newmont Outlook (+/-5%)	2020
Consolidated Production (koz)	5,900
Attributable Production* (koz)	6,000
Consolidated Gold CAS ($/oz)	760
Consolidated Gold All-in Sustaining Costs ($/oz)	1,015
Consolidated Co-products (GEOs koz)	1,010
Attributable Co-products (GEOs koz)	1,010
Consolidated GEO CAS ($/oz)	605
Consolidated GEO All-in Sustaining Costs ($/oz)	945
Consolidated Sustaining Capital Expenditures ($M)	900
Consolidated Development Capital Expenditures ($M)	475
Attributable Sustaining Capital Expenditures ($M)	875
Attributable Development Capital Expenditures ($M)	425

*Attributable gold production for 2020 includes 375,000 ounces from the Company’s equity method investment in Pueblo Viejo (40%).

2020 Regional Production And Cost Overview:

Australia
Attributable Production (koz)	1,180
Attributable Co-products (GEOs koz)	130
Consolidated Gold CAS ($/oz)	700
Consolidated Gold All-in Sustaining Costs ($/oz)	900
Consolidated Sustaining Capital Expenditures ($M)	205
Consolidated Development Capital Expenditures ($M)	145
  2020 production and cost outlook unchanged from previous guidance.
  Full Potential at Boddington improves mining rates and grade increases throughout the year with the three year stripping campaign nearing completion in the South Pit and Tanami continues to deliver solid performance.
  Development capital decreased by $125 million due to reductions in non-essential activities being postponed and changes to the development capital schedule for Tanami Expansion 2 which defers some expenditure to 2021.

Africa
Attributable Production (koz)	850
Consolidated Gold CAS ($/oz)	710
Consolidated Gold All-in Sustaining Costs ($/oz)	870
Consolidated Sustaining Capital Expenditures ($M)	90
Consolidated Development Capital Expenditures ($M)	70
  2020 production and cost outlook unchanged from previous guidance.
  Africa benefits from a full year of production from the Ahafo Mill Expansion which is offset by mine sequencing in both the Subika and Awonsu open pits, a change in mining method at Subika Underground and lower grades at Akyem.
North America
Attributable Production (koz)	1,410
Attributable Co-products (GEOs koz)	880
Consolidated Gold CAS ($/oz)	775
Consolidated Gold All-in Sustaining Costs ($/oz)	1,040
Consolidated Sustaining Capital Expenditures ($M)	275
Consolidated Development Capital Expenditures ($M)	70
  Revised 2020 outlook includes the impacts from Peñasquito, Éléonore and Musselwhite being temporarily placed into care and maintenance.
  The Musselwhite Materials Handling project is 95 percent complete and the conveyor system is on track to be fully commissioned by year end.
  Éléonore production and cost outlook reflects the ongoing work to integrate the geotechnical model and updated Reserves to fully optimize a life of mine plan and unlock additional value.
  Porcupine and CC&V outlook unchanged from previous guidance.
South America
Attributable Production (koz)	1,135
Consolidated Gold CAS ($/oz)	815
Consolidated Gold All-in Sustaining Costs ($/oz)	1,105
Consolidated Sustaining Capital Expenditures ($M)	110
Consolidated Development Capital Expenditures ($M)	120
  Revised 2020 outlook includes the impacts from Cerro Negro and Yanacocha being temporarily placed into care and maintenance.
  Cerro Negro production and cost outlook reflects the Covid-related constraints on advancing mine development to access to higher-grade ore originally planned for the fourth quarter of 2020.
Nevada Gold Mines (NGM)
Attributable Production (koz)	1,375
Consolidated Gold CAS ($/oz)	690
Consolidated Gold All-in Sustaining Costs ($/oz)	880
Consolidated Sustaining Capital Expenditures ($M)	185
Consolidated Development Capital Expenditures ($M)	45
  Production, CAS & AISC for the Company’s 38.5 percent ownership interest in NGM unchanged, as provided by Barrick Gold Corporation.

2020 Outlook[a]
2020 Outlook (+/-5%)	Consolidated Production (Koz, GEOS Koz)	Attributable Production (Koz, GEOs Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Consolidated Sustaining Capital Expenditures ($M)	Consolidated Development Capital Expenditures ($M)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)
North America	1,410	1,410	775	1,040	275	70	275	70
South America	1,030	1,135	815	1,105	110	120	90	80
Australia	1,180	1,180	700	900	205	145	205	145
Africa	850	850	710	870	90	70	90	70
Nevada Gold Mines[c]	1,375	1,375	690	880	185	45	185	45
Total Gold[d]	5,900	6,000	760	1,015	900	475	875	425

Total Co-products[e]	1,010	1,010	605	945
2020 Consolidated Expense Outlook ($M) (+/-5%)
General & Administrative	265
Interest Expense	300
Depreciation and Amortization	2,250
Advanced Projects & Exploration	350
Adjusted Tax Rate [f,g]	38% - 42%
Federal Tax Rate [g]	29% - 33%
Mining Tax Rate [g]	8% - 10%

a 2020 outlook projections used in this presentation are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of July 30, 2020. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2020 Outlook assumes $1,200/oz gold, $16/oz silver, $2.75/lb copper, $1.20/lb zinc, $0.95/lb lead, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $60/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

b All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2020 CAS outlook.

c Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.

d Attributable gold production outlook includes the Company’s equity investment (40%) in Pueblo Viejo with ~375Koz in 2020; does not include the Company’s other equity investments. Attributable gold production outlook represents the Company's 51.35% interest for Yanacocha and a 75% interest for Merian.

e Gold equivalent ounces (GEO) is calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16/oz.), Lead ($0.95/lb.), and Zinc ($1.20/lb.) pricing.

f The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.

g Assuming average prices of $1,400 per ounce for gold, $16 per ounce for silver, $2.75 per pound for copper, $0.95 per pound for lead, and $1.20 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2020 will be between 38%-42%.

2020 Site Outlook[a] as of July 30, 2020
	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Consolidated Sustaining Capital Expenditures ($M)	Consolidated Development Capital Expenditures ($M)

CC&V	285	285	1,000	1,175	35	—
Éléonore	190	190	920	1,350	40	10
Peñasquito	510	510	565	770	130	—
Porcupine	325	325	795	975	40	10
Musselwhite	95	95	1,230	2,020	30	50

Cerro Negro	250	250	785	1,100	40	30
Yanacocha [c]	335	175	975	1,430	20	90
Merian [c]	445	335	715	840	50	—
Pueblo Viejo	—	375	—	—	—	—

Boddington	700	700	855	1,015	115	15
Tanami	480	480	455	685	85	130
Other Australia	—	—	—	—	5	—

Ahafo	480	480	810	960	60	40
Akyem	365	365	575	695	30	5
Ahafo North	—	—	—	—	—	25

Nevada Gold Mines [d]	1,375	1,375	690	880	185	45

Corporate/Other	—	—	—	—	30	—

Peñasquito - Co-products (GEO) [e]	880	880	560	890	—	—
Boddington - Co-product (GEO) [e]	130	130	910	1,105	—	—

Peñasquito - Zinc (Mlbs)	360	360
Peñasquito - Lead (Mlbs)	190	190
Peñasquito - Silver (Moz)	28	28
Boddington - Copper (Mlbs)	55	55

a 2020 outlook projections shown above are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of July 30, 2020. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2020 Outlook assumes $1,200/oz gold, $16/oz silver, $2.75/lb copper, $1.20/lb zinc, $0.95/lb lead, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $60/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

b All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2020 CAS outlook.

c Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 51.35% interest for Yanacocha and a 75% interest for Merian.

d Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.

e Gold equivalent ounces (GEO) is calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16/oz.), Lead ($0.95/lb.), and Zinc ($1.20/lb.) pricing.

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Results	2020	2019	% Change	2020	2019	% Change
Attributable Sales (koz)
Attributable gold ounces sold [1]	1,198	1,539	(22)%	2,567	2,774	(7)%
Attributable gold equivalent ounces sold	213	93	129%	532	144	269%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,724	$1,317	31%	$1,652	$1,310	26%
Average realized copper price	$2.91	$2.48	17%	$2.21	$2.68	(18)%
Average realized silver price	$14.70	$14.20	4%	$14.35	$14.20	1%
Average realized lead price	$0.75	$0.76	(1)%	$0.68	$0.76	(11)%
Average realized zinc price	$0.70	$—	—%	$0.65	$—	—%

Attributable Production (koz)
North America [2]	232	251	(8)%	608	332	83%
South America [2]	136	260	(48)%	371	445	(17)%
Australia	294	359	(18)%	552	699	(21)%
Africa	193	277	(30)%	379	508	(25)%
Nevada [3]	326	365	(11)%	655	758	(14)%
Total Gold (excluding equity method investments)	1,181	1,512	(22)%	2,565	2,742	(6)%
Pueblo Viejo (40%) [4]	74	75	(1)%	169	75	125%
Total Gold	1,255	1,587	(21)%	2,734	2,817	(3)%

North America	108	53	104%	418	53	689%
Australia	30	40	(25)%	59	71	(17)%
Nevada	—	18	(100)%	—	35	(100)%
Total Gold Equivalent Ounces	138	111	24%	477	159	200%

CAS Consolidated ($/oz, $/GEO)
North America	$735	$1,031	(29)%	$811	$1,002	(19)%
South America	$781	$651	20%	$796	$618	29%
Australia	$719	$724	(1)%	$724	$740	(2)%
Africa	$696	$602	16%	$715	$598	20%
Nevada	$797	$803	(1)%	$765	$785	(3)%
Total Gold	$748	$759	(1)%	$766	$733	5%
Total Gold (by-product)	$684	$772	(11)%	$711	$732	(3)%

North America	$505	$1,952	(74)%	$551	$1,952	(72)%
Australia	$874	$807	8%	$843	$852	(1)%
Nevada	$—	$871	(100)%	$—	$810	(100)%
Total Gold Equivalent Ounces	$555	$1,308	(58)%	$583	$1,146	(49)%

AISC Consolidated ($/oz, $/GEO)
North America	$1,162	$1,383	(16)%	$1,105	$1,302	(15)%
South America	$1,233	$827	49%	$1,087	$780	39%
Australia	$907	$890	2%	$927	$894	4%
Africa	$877	$810	8%	$902	$794	14%
Nevada	$979	$1,002	(2)%	$953	$976	(2)%
Total Gold	$1,097	$1,016	8%	$1,061	$967	10%
Total Gold (by-product)	$1,104	$1,047	5%	$1,070	$979	9%

North America	$960	$2,536	(62)%	$888	$2,536	(65)%
Australia	$1,068	$957	12%	$1,051	$997	5%
Nevada	$—	$1,037	(100)%	$—	$959	(100)%
Total Gold Equivalent Ounces	$974	$1,646	(41)%	$906	$1,413	(36)%

1 Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold. 2 Includes sites acquired as part of the Newmont Goldcorp transaction, effective April 18, 2019. 3 Newmont contributed its existing Nevada mining operations in exchange for a 38.5% interest in NGM, effective July 1, 2019. 4 Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Sales	$2,365	$2,257	$4,946	$4,060

Costs and expenses
Costs applicable to sales (1)	1,058	1,366	2,390	2,344
Depreciation and amortization	528	487	1,093	799
Reclamation and remediation	40	73	78	103
Exploration	26	69	70	110
Advanced projects, research and development	26	32	53	59
General and administrative	72	81	137	140
Care and maintenance	125	—	145	—
Other expense, net	59	137	92	205
	1,934	2,245	4,058	3,760
Other income (expense):
Gain on asset and investment sales, net	(1)	32	592	33
Other income, net	198	58	9	102
Interest expense, net of capitalized interest	(78)	(82)	(160)	(140)
	119	8	441	(5)
Income (loss) before income and mining tax and other items	550	20	1,329	295
Income and mining tax benefit (expense)	(164)	(20)	(141)	(145)
Equity income (loss) of affiliates	29	26	66	21
Net income (loss) from continuing operations	415	26	1,254	171
Net income (loss) from discontinued operations	(68)	(26)	(83)	(52)
Net income (loss)	347	—	1,171	119
Net loss (income) attributable to noncontrolling interests	(3)	(25)	(5)	(57)
Net income (loss) attributable to Newmont stockholders	$344	$(25)	$1,166	$62

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$412	$1	$1,249	$114
Discontinued operations	(68)	(26)	(83)	(52)
	$344	$(25)	$1,166	$62
Net income (loss) per common share
Basic:
Continuing operations	$0.51	$—	$1.55	$0.18
Discontinued operations	(0.08)	(0.03)	(0.10)	(0.08)
	$0.43	$(0.03)	$1.45	$0.10
Diluted:
Continuing operations	$0.51	$—	$1.55	$0.18
Discontinued operations	(0.08)	(0.03)	(0.10)	(0.08)
	$0.43	$(0.03)	$1.45	$0.10

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating activities:
Net income (loss)	$347	$—	$1,171	$119
Adjustments:
Depreciation and amortization	528	487	1,093	799
Stock-based compensation	17	35	38	54
Reclamation and remediation	37	68	72	95
Net loss (income) from discontinued operations	68	26	83	52
Deferred income taxes	(26)	(34)	(144)	(13)
Gain on asset and investment sales, net	1	(32)	(592)	(33)
Impairment of investments	—	—	93	1
Change in fair value of investments	(227)	(35)	(134)	(56)
Write-downs of inventory and stockpiles and ore on leach pads	37	60	37	104
Charges from debt extinguishment	3	—	77	—
Other operating adjustments	28	(5)	(69)	12
Net change in operating assets and liabilities	(145)	(269)	(118)	(259)
Net cash provided by (used in) operating activities of continuing operations	668	301	1,607	875
Net cash provided by (used in) operating activities of discontinued operations	(4)	(2)	(7)	(5)
Net cash provided by (used in) operating activities	664	299	1,600	870

Investing activities:
Proceeds from sales of mining operations and other assets, net	14	27	1,135	29
Additions to property, plant and mine development	(280)	(380)	(608)	(605)
Proceeds from sales of investments	6	53	270	56
Return of investment from equity method investees	—	80	43	80
Purchases of investments	(21)	(33)	(33)	(86)
Acquisitions, net (1)	—	121	—	121
Other	(3)	28	32	26
Net cash provided by (used in) investing activities	(284)	(104)	839	(379)

Financing activities:
Repayment of debt	(90)	(1,250)	(1,160)	(1,250)
Proceeds from issuance of debt, net	—	—	985	—
Repurchases of common stock	—	—	(321)	—
Dividends paid to common stockholders	(201)	(590)	(313)	(666)
Distributions to noncontrolling interests	(42)	(49)	(88)	(93)
Funding from noncontrolling interests	27	20	55	46
Payments for withholding of employee taxes related to stock-based compensation	(3)	(6)	(39)	(45)
Payments on lease and other financing obligations	(17)	(16)	(33)	(26)
Other	35	(2)	37	(2)
Net cash provided by (used in) financing activities	(291)	(1,893)	(877)	(2,036)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	1	—	(2)
Net change in cash, cash equivalents and restricted cash	93	(1,697)	1,562	(1,547)
Cash, cash equivalents and restricted cash at beginning of period	—	3,639	2,349	3,489
Cash, cash equivalents and restricted cash at end of period	$93	$1,942	$3,911	$1,942

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,808	$1,827	$3,808	$1,827
Restricted cash included in Other current assets	—	30	—	30
Restricted cash included in Other non-current assets	103	85	103	85
Total cash, cash equivalents and restricted cash	$3,911	$1,942	$3,911	$1,942
(1)

Acquisitions, net for the three and six months ended June 30, 2019 is comprised of $138 cash and cash equivalents acquired in the Newmont Goldcorp transaction, net of $17 cash paid to Goldcorp shareholders as part of the purchase consideration.

NEWMONT CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At June 30, 2020	At December 31, 2019
ASSETS
Cash and cash equivalents	$3,808	$2,243
Trade receivables	255	373
Investments	310	237
Inventories	961	1,014
Stockpiles and ore on leach pads	836	812
Other current assets	514	570
Current assets held for sale	—	1,023
Current assets	6,684	6,272
Property, plant and mine development, net	24,676	25,276
Investments	3,003	3,199
Stockpiles and ore on leach pads	1,625	1,484
Deferred income tax assets	530	549
Goodwill	2,771	2,674
Other non-current assets	596	520
Total assets	$39,885	$39,974

LIABILITIES
Accounts payable	$473	$539
Employee-related benefits	288	361
Income and mining taxes payable	204	162
Lease and other financing obligations	98	100
Debt	552	—
Other current liabilities	763	880
Current liabilities held for sale	—	343
Current liabilities	2,378	2,385
Debt	5,478	6,138
Lease and other financing obligations	550	596
Reclamation and remediation liabilities	3,550	3,464
Deferred income tax liabilities	2,273	2,407
Employee-related benefits	454	448
Silver streaming agreement	1,036	1,058
Other non-current liabilities	1,195	1,061
Total liabilities	16,914	17,557

Contingently redeemable noncontrolling interest	43	47

EQUITY
Common stock	1,291	1,298
Treasury stock	(159)	(120)
Additional paid-in capital	18,130	18,216
Accumulated other comprehensive income (loss)	(247)	(265)
Retained earnings	2,989	2,291
Newmont stockholders' equity	22,004	21,420
Noncontrolling interests	924	950
Total equity	22,928	22,370
Total liabilities and equity	$39,885	$39,974

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, see Note 13 to the Condensed Consolidated Financial Statements.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$344	$0.43	$0.43	$1,166	$1.45	$1.45
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	68	0.08	0.08	83	0.10	0.10
Net income (loss) attributable to Newmont stockholders from continuing operations	412	0.51	0.51	1,249	1.55	1.55
(Gain) loss on asset and investment sales (3)	1	—	—	(592)	(0.73)	(0.73)
Change in fair value of investments (4)	(227)	(0.28)	(0.28)	(134)	(0.17)	(0.17)
Impairment of investments (5)	—	—	—	93	0.11	0.11
Loss on debt extinguishment (6)	3	—	—	77	0.09	0.09
COVID-19 specific costs (7)	33	0.04	0.04	35	0.04	0.04
Goldcorp transaction and integration costs (8)	7	0.01	0.01	23	0.03	0.03
Restructuring and other (9)	5	0.01	0.01	12	0.01	0.01
Impairment of long-lived assets (10)	5	0.01	0.01	5	0.01	0.01
Tax effect of adjustments (11)	32	0.04	0.03	125	0.17	0.17
Valuation allowance and other tax adjustments, net (12)	(10)	(0.01)	(0.01)	(306)	(0.38)	(0.38)
Adjusted net income (loss) (13)	$261	$0.33	$0.32	$587	$0.73	$0.73

Weighted average common shares (millions): (14)		803	805		805	806

(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 13 to our Condensed Consolidated Financial Statements.
(3)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents a $493 gain on the sale of Kalgoorlie in January 2020, a $91 gain on the sale of Continental and a $9 gain on the sale of Red Lake in March 2020. For additional information, see Note 9 to our Condensed Consolidated Financial Statements.

(4)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments. For additional information regarding our investments, see Note 19 to our Condensed Consolidated Financial Statements.

(5)	Impairment of investments, included in Other income, net, primarily represents the other-than-temporary impairment of the TMAC investment recorded in March 2020.
(6)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during March and April 2020.
(7)	COVID-19 specific costs, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic.
(8)

Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction completed during 2019 as well as subsequent integration costs.

(9)

Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements of $4 and $11, respectively. Restructuring and other, included in Other income, net, primarily represents pension settlements of $2 and $2, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1) and $(1), respectively.

(10)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(11)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (10), as described above, and are calculated using the applicable regional tax rate.

(12)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2020 is due to a net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $(11) and $(120), respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(8) and $(187), respectively, changes to the reserve for uncertain tax positions of $15 and $(9), respectively, and other tax adjustments of $1 and $32, respectively. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(7) and $(22), respectively.

(13)

Adjusted net income (loss) has not been adjusted for $115 and $133 of cash and $68 and $74 of non-cash care and maintenance costs, included in Care and maintenance and Depreciation and amortization, respectively, which primarily represent costs associated with our Musselwhite, Éléonore, Peñasquito, Yanacocha and Cerro Negro sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three and six months ended June 30, 2020, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $10, $12, $2 and $3, respectively.

(14)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

	Three Months Ended June 30, 2019			Six Months Ended June 30, 2019
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$(25)	$(0.03)	$(0.03)	$62	$0.10	$0.10
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	26	—	—	52	0.08	0.08
Net income (loss) attributable to Newmont stockholders from continuing operations	1	—	—	114	0.18	0.18
Goldcorp transaction and integration costs (3)	114	0.14	0.14	159	0.24	0.24
Change in fair value of investments (4)	(35)	(0.05)	(0.05)	(56)	(0.09)	(0.09)
Reclamation and remediation charges (5)	32	0.04	0.04	32	0.05	0.05
Loss (gain) on asset and investment sales, net (6)	(30)	(0.04)	(0.04)	(31)	(0.05)	(0.05)
Nevada JV transaction and integration costs (7)	11	0.02	0.02	23	0.05	0.05
Restructuring and other (8)	—	—	—	5	—	—
Impairment of long-lived assets (9)	—	—	—	1	—	—
Impairment of investments (10)	—	—	—	1	—	—
Tax effect of adjustments (11)	(5)	—	—	(13)	(0.02)	(0.02)
Valuation allowance and other tax adjustments, net (12)	4	0.01	0.01	33	0.05	0.05
Adjusted net income (loss)	$92	$0.12	$0.12	$268	$0.41	$0.41

Weighted average common shares (millions): (13)		766	768		651	652
(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 13 to our Condensed Consolidated Financial Statements.
(3)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction during 2019.
(4)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments in Continental. For additional information regarding our investment, see Note 19 to our Condensed Consolidated Financial Statements.

(5)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations, including adjustments related to a review of the project cost estimates at the Dawn remediation site and increased water management costs at the Con Mine.

(6)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain on the sale of exploration property in North America in 2019. Amounts are presented net of income (loss) attributable to noncontrolling interest of $2 and $2, respectively.

(7)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
(8)	Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements.
(9)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(10)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(11)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (10), as described above, and are calculated using the applicable regional tax rate.

(12)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. The adjustment is due to increases or (decreases) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $(5) and $25 respectively, and other tax adjustments of $7 and $7, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $2 and $1, respectively.

(13)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) attributable to Newmont stockholders	$344	$(25)	$1,166	$62
Net income (loss) attributable to noncontrolling interests	3	25	5	57
Net loss (Income) from discontinued operations (1)	68	26	83	52
Equity loss (income) of affiliates	(29)	(26)	(66)	(21)
Income and mining tax expense (benefit)	164	20	141	145
Depreciation and amortization	528	487	1,093	799
Interest expense, net	78	82	160	140
EBITDA	$1,156	$589	$2,582	$1,234
Adjustments:
(Gain) loss on asset and investment sales (2)	1	(32)	(592)	(33)
Change in fair value of investments (3)	(227)	(35)	(134)	(56)
Impairment of investments (4)	—	—	93	1
Loss on debt extinguishment (5)	3	—	77	—
COVID-19 specific costs (6)	33	—	35	—
Goldcorp transaction and integration costs (7)	7	114	23	159
Restructuring and other (8)	6	—	13	5
Impairment of long-lived assets (9)	5	—	5	1
Reclamation and remediation adjustments (10)	—	32	—	32
Nevada JV transaction and integration costs (11)	—	11	—	23
Adjusted EBITDA (12)	$984	$679	$2,102	$1,366

(1)	For additional information regarding our discontinued operations, see Note 13 to our Condensed Consolidated Financial Statements.
(2)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents a $493 gain on the sale of Kalgoorlie in January 2020, a $91 gain on the sale of Continental and a $9 gain on the sale of Red Lake in March 2020 and represents a gain on the sale of exploration land in 2019. For additional information, see Note 9 to our Condensed Consolidated Financial Statements.

(3)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments. For additional information regarding our investments, see Note 19 to our Condensed Consolidated Financial Statements.

(4)	Impairment of investments, included in Other income, net, primarily represents the other-than-temporary impairment of the TMAC investment recorded in March 2020.
(5)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during March and April 2020.
(6)	COVID-19 specific costs, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic.
(7)

Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction completed during 2019 as well as subsequent integration costs.

(8)

Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements of $4, $—, $11 and $5, respectively. Restructuring and other, included in Other income, net, primarily represents pension settlements of $2, $—, $2 and $—, respectively.

(9)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(10)	Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations in 2019.
(11)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
(12)

Adjusted EBITDA has not been adjusted for $125 and $145 of cash care and maintenance costs, included in Care and maintenance, which primarily represent costs incurred associated with our Musselwhite, Éléonore, Peñasquito, Yanacocha and Cerro Negro mine sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three and six months ended June 30, 2020, respectively.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will match NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$130	$263
Depreciation and amortization (1)	147	278
NGM EBITDA	$277	$541
(1)	See Note 4 to the Condensed Consolidated Financial Statements

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$664	$299	$1,600	$870
Less: Net cash used in (provided by) operating activities of discontinued operations	4	2	7	5
Net cash provided by (used in) operating activities of continuing operations	668	301	1,607	875
Less: Additions to property, plant and mine development	(280)	(380)	(608)	(605)
Free Cash Flow	$388	$(79)	$999	$270

Net cash provided by (used in) investing activities (1)	$(284)	$(104)	$839	$(379)
Net cash provided by (used in) financing activities	$(291)	$(1,893)	$(877)	$(2,036)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Costs applicable to sales (1)(2)	$940	$1,245	$2,080	$2,180
Gold sold (thousand ounces)	1,255	1,636	2,715	2,974
Costs applicable to sales per ounce (3)	$748	$759	$766	$733
(1)	Includes by-product credits of $20 and $44 during the three and six months ended June 30, 2020, respectively, and $21 and $29 during the three and six months ended June 30, 2019, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Costs applicable to sales (1)(2)	$118	$121	$310	$164
Gold equivalent ounces - other metals (thousand ounces) (3)	213	93	532	144
Costs applicable to sales per ounce (4)	$555	$1,308	$583	$1,146
(1)	Includes by-product credits of $1 and $1 during the three and six months ended June 30, 2020, respectively, and $2 and $2 during the three and six months ended June 30, 2019, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver $16/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2019.

(4)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Cost applicable to sales, NGM (1)(2)	$260	$503
Gold sold (thousand ounces), NGM	325	657
Costs applicable to sales per ounce, NGM (3)	$797	$765
(1)	See Note 4 to the Condensed Consolidated Financial Statements
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals at our Peñasquito, Boddington, and Phoenix mines. The other metals CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Care and maintenance and Other expense, net. Care and maintenance includes direct operating and development capital costs incurred at the mine sites during the period that these sites were temporarily placed into care and maintenance in response to the COVID-19 pandemic. For Other expense, net we exclude certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Three Months Ended June 30, 2020	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)(11)
Gold
CC&V	$59	$2	$1	$—	$—	$—	$11	$73	64	$1,132
Musselwhite	2	—	1	—	19	—	2	24	—	N.M.
Porcupine	58	1	4	—	—	—	8	71	87	800
Éléonore	13	1	1	—	20	—	3	38	13	2,832
Peñasquito	50	1	—	—	19	7	2	79	84	949
Other North America	—	—	(2)	5	1	—	1	5	—	—
North America	182	5	5	5	59	7	27	290	248	1,162

Yanacocha	62	12	—	—	22	—	4	100	67	1,484
Merian	72	1	2	1	—	—	8	84	101	833
Cerro Negro	21	—	(2)	—	31	—	6	56	30	1,838
Other South America	—	—	—	3	1	—	—	4	—	—
South America	155	13	—	4	54	—	18	244	198	1,233

Boddington	142	3	1	—	—	2	22	170	159	1,068
Tanami	62	1	2	—	—	—	19	84	125	672
Other Australia	—	—	—	2	—	—	2	4	—	—
Australia	204	4	3	2	—	2	43	258	284	907

Ahafo	84	2	1	—	1	—	19	107	106	1,008
Akyem	55	5	1	—	1	—	5	67	94	713
Other Africa	—	—	—	1	—	—	—	1	—	—
Africa	139	7	2	1	2	—	24	175	200	877

Nevada Gold Mines	260	4	4	2	1	4	44	319	325	979
Nevada	260	4	4	2	1	4	44	319	325	979

Corporate and Other	—	—	17	58	1	—	15	91	—	—
Total Gold	$940	$33	$31	$72	$117	$13	$171	$1,377	1,255	$1,097

Gold equivalent ounces - other metals (12)
Peñasquito	$93	$2	$—	$—	$18	$37	$27	$177	185	$960
Boddington	25	1	—	—	—	1	4	31	28	1,068
Total Gold Equivalent Ounces	$118	$3	$—	$—	$18	$38	$31	$208	213	$974

Consolidated	$1,058	$36	$31	$72	$135	$51	$202	$1,585
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $21 and excludes co-product revenues of $199.
(3)	Includes stockpile and leach pad inventory adjustments of $11 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $23 and $13, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $13 and $4, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $2 at CC&V, $1 at Yanacocha, $2 at Merian, $(4) at Cerro Negro, $5 at Other South America, $1 at Tanami, $4 at Other Australia, $3 at Ahafo and $7 at NGM, totaling $21 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $20 at Musselwhite, $20 at Éléonore, $38 at Peñasquito, $21 at Yanacocha, $25 at Cerro Negro and $1 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance in response to the COVID-19 pandemic, during the period ended June 30, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $33, Goldcorp transaction and integration costs of $7, impairment of long-lived assets of $5 and restructuring and other costs of $4.

(8)

Includes sustaining capital expenditures of $40 for North America, $18 for South America, $45 for Australia, $24 for Africa, $44 for Nevada, and $15 for Corporate and Other, totaling $186 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $94. The following are major development projects: Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $16.
(10)	Per ounce measures may not recalculate due to rounding.
(11)	N.M. – Not meaningful
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver $16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Three Months Ended June 30, 2019	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital (7)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs per oz. (8)
Gold
CC&V	$77	$2	$2	$—	$1	$—	$12	$94	82	$1,144
Red Lake	43	—	3	—	—	—	14	60	37	1,621
Musselwhite	12	—	3	—	—	—	4	19	6	3,307
Porcupine	63	1	2	—	—	—	10	76	59	1,288
Éléonore	75	—	2	—	—	1	12	90	84	1,073
Peñasquito	27	—	—	—	—	—	7	34	19	1,775
Other North America	—	—	1	20	—	—	3	24	—	—
North America	297	3	13	20	1	1	62	397	287	1,383

Yanacocha	100	14	2	—	5	—	8	129	135	955
Merian	71	1	1	1	—	—	12	86	124	696
Cerro Negro	63	1	2	—	1	—	13	80	100	802
Other South America	—	—	—	2	—	—	—	2	—	—
South America	234	16	5	3	6	—	33	297	359	827

Boddington	139	3	—	—	—	3	15	160	175	915
Tanami	65	1	1	—	—	—	21	88	118	744
Kalgoorlie	50	1	—	—	—	—	6	57	55	1,035
Other Australia	—	—	1	2	—	—	2	5	—	—
Australia	254	5	2	2	—	3	44	310	348	890

Ahafo	97	1	6	—	1	—	30	135	158	850
Akyem	70	9	1	—	1	—	7	88	119	734
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	167	10	7	2	2	—	37	225	277	810

Carlin	166	1	5	1	—	—	35	208	183	1,138
Phoenix	53	2	—	1	—	3	5	64	53	1,211
Twin Creeks	59	—	1	1	—	—	11	72	85	850
Long Canyon	15	—	—	1	—	—	2	18	44	402
Other Nevada	—	—	—	—	—	—	3	3	—	—
Nevada	293	3	6	4	—	3	56	365	365	1,002

Corporate and Other	—	—	15	50	3	—	—	68	—	—
Total Gold	$1,245	$37	$48	$81	$12	$7	$232	$1,662	1,636	$1,016

Gold equivalent ounces - other metals (9)
Peñasquito	$77	$—	$1	$—	$—	$3	$20	$101	40	$2,536
Boddington	29	2	—	—	—	1	2	34	35	957
Phoenix	15	2	—	—	—	1	1	19	18	1,037
Total Gold Equivalent Ounces	$121	$4	$1	$—	$—	$5	$23	$154	93	$1,646

Consolidated	$1,366	$41	$49	$81	$12	$12	$255	$1,816
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $23 and excludes co-product revenues of $103.
(3)	Includes stockpile and leach pad inventory adjustments of $7 at CC&V, $3 at Yanacocha, $12 at Boddington, $15 at Akyem and $15 at Carlin.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $24 and $17, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $12 and $37, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $2 at CC&V, $4 at Yanacocha, $1 at Merian, $2 at Cerro Negro, $11 at Other South America, $1 at Kalgoorlie, $4 at Other Australia, $5 at Ahafo, $4 at Akyem, $2 at Other Africa, $2 at Carlin, $1 at Phoenix, $2 at Twin Creeks, $7 at Long Canyon, $2 at Other Nevada and $2 at Corporate and Other, totaling $52 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for Goldcorp transaction and integration costs of $114 and Nevada JV transaction implementation costs of $11.
(7)

Includes sustaining capital expenditures of $72 for North America, $33 for South America, $45 for Australia, $36 for Africa, $56 for Nevada and nil for Corporate and Other, totaling $242 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $138. The following are major development projects: Musselwhite Materials Handling, Borden, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Ahafo Mill Expansion and Turquoise Ridge joint venture 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $13 and excludes finance lease payments for development projects of $13.
(9)	Per ounce measures may not recalculate due to rounding.
(10)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2019.

Six Months Ended June 30, 2020	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$119	$3	$2	$—	$—	$—	$17	$141	129	$1,087
Red Lake	45	—	1	—	—	—	4	50	42	1,182
Musselwhite	27	1	3	—	22	—	9	62	15	4,044
Porcupine	113	2	4	—	—	—	15	134	160	837
Éléonore	74	1	3	—	26	—	17	121	80	1,506
Peñasquito	114	2	—	—	19	9	11	155	181	852
Other North America	—	—	—	8	1	—	1	10	—	—
North America	492	9	13	8	68	9	74	673	607	1,105

Yanacocha	189	29	3	—	26	—	8	255	186	1,372
Merian	153	2	3	1	—	—	17	176	231	762
Cerro Negro	72	1	1	—	38	—	16	128	103	1,234
Other South America	—	—	—	5	1	—	—	6	—	—
South America	414	32	7	6	65	—	41	565	520	1,087

Boddington	273	6	2	—	—	5	47	333	307	1,081
Tanami	127	1	4	—	—	—	39	171	245	699
Other Australia	—	—	—	6	—	—	2	8	—	—
Australia	400	7	6	6	—	5	88	512	552	927

Ahafo	165	4	1	—	2	—	36	208	202	1,030
Akyem	106	12	1	—	1	—	11	131	177	738
Other Africa	—	—	—	3	—	—	—	3	—	—
Africa	271	16	2	3	3	—	47	342	379	902

Nevada Gold Mines	503	7	10	5	6	6	90	627	657	953
Nevada	503	7	10	5	6	6	90	627	657	953

Corporate and Other	—	—	29	109	3	—	21	162	—	—
Total Gold	$2,080	$71	$67	$137	$145	$20	$361	$2,881	2,715	$1,061

Gold equivalent ounces - other metals (11)
Peñasquito	$260	$4	$1	$—	$18	$83	$53	$419	473	$888
Boddington	50	1	—	—	—	3	9	63	59	1,051
Total Gold Equivalent Ounces	$310	$5	$1	$—	$18	$86	$62	$482	532	$906

Consolidated	$2,390	$76	$68	$137	$163	$106	$423	$3,363

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $45 and excludes co-product revenues of $459.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha and $17 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $46 and $30, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $26 and $6 , respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $3 at CC&V, $1 at Porcupine, $1 at Peñasquito, $2 at Yanacocha, $3 at Merian, $13 at Other South America, $3 at Tanami, $6 at Other Australia, $8 at Ahafo, $2 at Akyem, $2 at Other Africa, $8 at NGM and $3 at Corporate and Other, totaling $55 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $23 at Musselwhite, $26 at Éléonore, $38 at Peñasquito, $25 at Yanacocha, $32 at Cerro Negro and $1 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance in response to the COVID-19 pandemic, during the period ended June 30, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $35, Goldcorp transaction and integration costs of $23, restructuring and other costs of $11 and impairment of long-lived assets of $5.

(8)

Includes sustaining capital expenditures of $101 for North America, $41 for South America, $92 for Australia, $47 for Africa, $90 for Nevada, and $21 for Corporate and Other, totaling $392 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $216. The following are major development projects: Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $31.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver $16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Six Months Ended June 30, 2019	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs per oz. (9)
Gold
CC&V	$143	$3	$4	$1	$2	$—	$15	$168	157	$1,071
Red Lake	43	—	3	—	—	—	14	60	37	1,621
Musselwhite	12	—	3	—	—	—	4	19	6	3,307
Porcupine	63	1	2	—	—	—	10	76	59	1,288
Éléonore	75	—	2	—	—	1	12	90	84	1,073
Peñasquito	27	—	—	—	—	—	7	34	19	1,775
Other North America	—	—	1	20	—	—	3	24	—	—
North America	363	4	15	21	2	1	65	471	362	1,302

Yanacocha	193	30	3	—	7	—	14	247	273	903
Merian	142	2	2	1	—	—	23	170	270	631
Cerro Negro	63	1	2	0	1	—	13	80	100	802
Other South America	—	—	—	5	—	—	—	5	—	—
South America	398	33	7	6	8	—	50	502	643	780

Boddington	285	6	—	—	—	7	26	324	344	944
Tanami	134	2	3	—	—	—	38	177	249	710
Kalgoorlie	100	1	—	—	—	—	15	116	109	1,056
Other Australia	—	—	1	5	1	—	3	10	—	—
Australia	519	9	4	5	1	7	82	627	702	894

Ahafo	183	2	9	—	1	—	48	243	294	824
Akyem	121	17	3	—	1	—	15	157	214	731
Other Africa	—	—	—	4	—	—	—	4	—	—
Africa	304	19	12	4	2	—	63	404	508	794

Carlin	—	—	—	—	—	—	—	—	—	—
Phoenix	350	3	9	3	1	—	64	430	397	1,082
Twin Creeks	101	3	—	1	—	5	10	120	105	1,144
Long Canyon	110	1	3	1	—	—	23	138	162	855
Other Nevada	35	1	—	1	—	—	7	44	95	463
Nevada	596	8	17	6	1	5	108	741	759	976

Corporate and Other	—	—	28	98	3	—	1	130	—	—
Total Gold	$2,180	$73	$83	$140	$17	$13	$369	$2,875	2,974	$967

Gold equivalent ounces - other metals (10)
Peñasquito	$77	$—	$1	$—	$—	$3	$20	$101	40	$2,536
Boddington	59	2	—	—	—	3	5	69	69	997
Phoenix	28	2	—	—	—	1	3	34	35	959
Total Gold Equivalent Ounces	$164	$4	$1	$—	$—	$7	$28	$204	144	$1,413

Consolidated	$2,344	$77	$84	$140	$17	$20	$397	$3,079

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $31 and excludes co-product revenues of $167.
(3)	Includes stockpile and leach pad inventory adjustments of $10 at CC&V, $10 at Yanacocha, $19 at Boddington, $20 at Akyem, $33 at Carlin, and $2 at Twin Creeks.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $39 and $38, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $24 and $40, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $3 at CC&V, $7 at Yanacocha, $1 at Merian, $2 at Cerro Negro, $20 at Other South America, $3 at Tanami, $2 at Kalgoorlie, $6 at Other Australia, $7 at Ahafo, $5 at Akyem, $3 at Other Africa, $6 at Carlin, $1 at Phoenix, $2 at Twin Creeks, $12 at Long Canyon, $2 at Other Nevada and $3 at Corporate and Other, totaling $85 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net is adjusted for Goldcorp transaction and integration costs of $159, Nevada JV transaction implementation costs of $23, restructuring and other costs of $5 and impairment of long-lived assets of $1.

(7)

Includes sustaining capital expenditures of $74 for North America, $50 for South America, $81 for Australia, $61 for Africa, $110 for Nevada and $1 for Corporate and Other, totaling $377 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $228. The following are major development projects: Musselwhite Materials Handling, Borden, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Subika Underground, Ahafo Mill Expansion, Turquoise Ridge joint venture 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $20 and excludes finance lease payments for development projects of $19.
(9)	Per ounce measures may not recalculate due to rounding.
(10)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2019.

A reconciliation of the 2020 Gold AISC outlook to the 2020 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2020 Proforma Outlook Gold (7)(8)	Outlook Estimate

(in millions, except ounces and per ounce)

Cost Applicable to Sales (1)(2)	4,450
Reclamation Costs (3)	170
Advanced Projects & Exploration (4)	130
General and Administrative (5)	240
Other Expense	160
Treatment and Refining Costs	30
Sustaining Capital (6)	790
Sustaining Finance Lease Payments	30
All-in Sustaining Costs	6,000
Ounces (000) Sold (9)	5,900
All-in Sustaining Costs per Oz	1,015
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2020 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

A reconciliation of the 2020 Co-products AISC outlook to the 2020 Co-Products CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2020 Proforma Outlook - Co-Product (7)(8)	Outlook Estimate

(in millions, except GEO and per GEO)

Cost Applicable to Sales (1)(2)	610
Reclamation Costs (3)	10
Advanced Projects & Exploration (4)	10
General and Administrative (5)	25
Other Expense	20
Treatment and Refining Costs	150
Sustaining Capital (6)	110
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	955
Co-Product GEO (000) Sold (9)	1,010
All-in Sustaining Costs per Co Product GEO	945
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2020 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Co-Product GEO are all non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019	Three Months Ended September 30, 2019

Net income (loss) attributable to Newmont stockholders	$344	$822	$565	$2,178
Net income (loss) attributable to noncontrolling interests	3	2	(4)	26
Net loss (income) from discontinued operations	68	15	(28)	48
Equity loss (income) of affiliates	(29)	(37)	(42)	(32)
Income and mining tax expense (benefit)	164	(23)	129	558
Depreciation and amortization	528	565	613	548
Interest expense, net	78	82	84	77
EBITDA	1,156	1,426	1,317	3,403
EBITDA Adjustments:
Change in fair value of investments	(227)	93	(91)	(19)
COVID-19 specific costs	33	2	—	—
Goldcorp transaction and integration costs	7	16	32	26
Restructuring and other	6	7	(23)	10
Impairment of long-lived assets	5	—	1	3
Loss on debt extinguishment	3	74	—	—
Loss (gain) on asset and investment sales	1	(593)	2	1
Impairment of investments	—	93	—	1
Reclamation and remediation charges	—	—	71	17
Nevada JV transaction and integration costs	—	—	4	3
Gain on formation of Nevada Gold Mines	—	—	(24)	(2,366)
Adjusted EBITDA	984	1,118	1,289	1,079
12 month trailing Adjusted EBITDA	$4,470

Total Gross Debt	$6,678
Less: Cash and cash equivalents	3,808
Total net debt	$2,870

Net debt to adjusted EBITDA	0.6

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Consolidated gold sales, net	$2,166	$2,154	$4,487	$3,893
Consolidated copper sales, net	37	59	58	123
Consolidated silver sales, net	76	31	199	31
Consolidated lead sales, net	23	13	62	13
Consolidated zinc sales, net	63	—	140	—
Total sales	$2,365	$2,257	$4,946	$4,060

	Three Months Ended June 30, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,162	$32	$66	$23	$80
Provisional pricing mark-to-market	17	6	15	—	4
Silver streaming amortization	—	—	11	—	—
Gross after provisional pricing and streaming impact	2,179	38	92	23	84
Treatment and refining charges	(13)	(1)	(16)	—	(21)
Net	$2,166	$37	$76	$23	$63
Consolidated ounces (thousands)/ pounds (millions) sold	1,255	13	5,211	31	91
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,721	$2.57	$12.59	$0.77	$0.88
Provisional pricing mark-to-market	14	0.45	2.72	(0.02)	0.05
Silver streaming amortization	—	—	2.25	—	—
Gross after provisional pricing and streaming impact	1,735	3.02	17.56	0.75	0.93
Treatment and refining charges	(11)	(0.11)	(2.86)	—	(0.23)
Net	$1,724	$2.91	$14.70	$0.75	$0.70
	Six Months Ended June 30, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,478	$66	$184	$73	$200
Provisional pricing mark-to-market	29	(5)	6	(2)	(9)
Silver streaming amortization	—	—	32	—	—
Gross after provisional pricing and streaming impact	4,507	61	222	71	191
Treatment and refining charges	(20)	(3)	(23)	(9)	(51)
Net	$4,487	$58	$199	$62	$140
Consolidated ounces (thousands)/ pounds (millions) sold	2,715	26	13,889	91	215
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,649	$2.52	$13.22	$0.80	$0.93
Provisional pricing mark-to-market	11	(0.20)	0.40	(0.02)	(0.04)
Silver streaming amortization	—	—	2.34	—	—
Gross after provisional pricing and streaming impact	1,660	2.32	15.96	0.78	0.89
Treatment and refining charges	(8)	(0.11)	(1.61)	(0.10)	(0.24)
Net	$1,652	$2.21	$14.35	$0.68	$0.65
(1)	Per ounce measures may not recalculate due to rounding.

	Three Months Ended June 30, 2019
	Gold	Copper	Silver	Lead
	(ounces)	(pounds)	(ounces)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,154	$66	$26	$15
Provisional pricing mark-to-market	7	(4)	—	—
Silver streaming amortization	—	—	5	—
Gross after provisional pricing and streaming impact	2,161	62	31	15
Treatment and refining charges	(7)	(3)	—	(2)
Net	$2,154	$59	$31	$13
Consolidated ounces (thousands)/ pounds (millions) sold	1,636	24	2,167	17
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,317	$2.76	$11.87	$0.88
Provisional pricing mark-to-market	5	(0.17)	—	—
Silver streaming amortization	—	—	2.33	—
Gross after provisional pricing and streaming impact	1,322	2.59	14.20	0.88
Treatment and refining charges	(5)	(0.11)	—	(0.12)
Net	$1,317	$2.48	$14.20	$0.76
	Six Months Ended June 30, 2019
	Gold	Copper	Silver	Lead
	(ounces)	(pounds)	(ounces)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,899	$129	$26	$15
Provisional pricing mark-to-market	7	(1)	—	—
Silver streaming amortization	—	—	5	—
Gross after provisional pricing and streaming impact	3,906	128	31	15
Treatment and refining charges	(13)	(5)	—	(2)
Net	$3,893	$123	$31	$13
Consolidated ounces (thousands)/ pounds (millions) sold	2,974	46	2,167	17
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,312	$2.81	$11.87	$0.88
Provisional pricing mark-to-market	2	(0.02)	—	—
Silver streaming amortization	—	—	2.33	—
Gross after provisional pricing and streaming impact	1,314	2.79	14.20	0.88
Treatment and refining charges	(4)	(0.11)	—	(0.12)
Net	$1,310	$2.68	$14.20	$0.76
(1)	Per ounce measures may not recalculate due to rounding.

Gold by-product metrics

Copper, sliver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Consolidated gold sales, net	$2,166	$2,154	$4,487	$3,893
Consolidated other metal sales, net	199	103	459	167
Sales	$2,365	$2,257	$4,946	$4,060

Costs applicable to sales	$1,058	$1,366	$2,390	$2,344
Less: Consolidated other metal sales, net	(199)	(103)	(459)	(167)
By-Product costs applicable to sales	$859	$1,263	$1,931	$2,177
Gold sold (thousand ounces)	1,255	1,636	2,715	2,974
Total Gold CAS per ounce (by-product)	$684	$772	$711	$732

Total AISC	$1,585	$1,816	$3,363	$3,079
Less: Consolidated other metal sales, net	(199)	(103)	(459)	(167)
By-Product AISC	$1,386	$1,713	$2,904	$2,912
Gold sold (thousand ounces)	1,255	1,636	2,715	2,974
Total Gold AISC per ounce (by-product)	$1,104	$1,047	$1,070	$979
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, July 30, 2020 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10145490
Webcast Details
Title: Newmont Second Quarter 2020 Earnings Conference Call
URL: https://event.on24.com/wcc/r/2403610/9D2317EEE2A4454B3462A9807D6CCAD2

The second quarter 2020 results will be available before the market opens on Thursday, July 30, 2020 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical proficiency. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures, including development and sustaining capital; (iv) estimates of future cost reductions, full potential savings, value creation, improvements, synergies and efficiencies; (v) expectations regarding the development, growth and exploration potential of the Company’s operations, projects and investments, including, without limitation, returns, IRR, schedule, decision dates, mine life, commercial start, first production, average production, average costs, impacts of improvement or expansion projects and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding free cash flow, and returns to stockholders; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; (xi) expectations regarding the future exploration, development of the project pipeline, (xii) integration work, asset development and future results related to the Nevada joint venture; (xiii) expectations regarding expense outlook, including G&A, interest expense, depreciation and amortization and tax rate; and (xiv) expectations regarding the impact of the COVID-19 pandemic on the financial and operating results and the overall business, including with respect to the Company’s guidance. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of COVID-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), and the impact of additional waves of the pandemic or increases of incidents of COVID-19 in the areas and countries in which we operate. Investors are reminded that other than the first and second quarter 2020 dividends previously declared, dividends for the remainder of 2020 have not yet been approved or declared by the Board of Directors. Management’s expectations with respect to future dividends are “forward-looking statements” and non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. The duration, scope and impact of COVID-19 presents additional uncertainties with respect to future dividends and no assurance is being provided that the Company will pay future dividends at the current payment level. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors”, as well as the COVID-19 related “Risk Factor” in the Quarterly Report on Form 10-Q for the year ended March 31, 2020, filed with the U.S. Securities and Exchange Commission on or about May 5, 2020 available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Contacts

Media Contact

Eric Colby
303.837.5724
eric.colby@newmont.com

Investor Contact

Jessica Largent
303.837.5484
jessica.largent@newmont.com